                                                                  EXHIBIT 5

                          [BAKER & BOTTS LETTERHEAD]




                                                                October 28, 1994



MESA Inc.
Mesa Operating Co.
2001 Ross Avenue
Suite 2600
Dallas, Texas  75201

Gentlemen:

                 As set forth in the Registration Statement on Form S-3 (Registration No. 033-52627) filed with the Securities and Exchange Commission on March 11, 1994 (the "Registration Statement") by MESA Inc., a Texas corporation (the "Company"), and Mesa Operating Co., a Delaware corporation ("MOC" and together with the Company, the "Issuers"), under the Securities Act of 1933, as amended (the "Act"), relating to $300,000,000 aggregate principal amount of debt securities of the Issuers (the "Debt Securities") and an indeterminate number of shares of common stock, par value $.01 per share, of the Company issuable upon conversion or redemption of Debt Securities (the "Common Stock"), for issuance from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the Debt Securities and the Common Stock are being passed upon for you by us.

                 In our capacity as your counsel in the connection referenced above, we have examined (i) the charter and bylaws of each of the Issuers, each as amended to date, (ii) the form of Senior Indenture to be executed by the Issuers and First Fidelity Bank, National Association, as trustee, pursuant to which the Debt Securities may be issued (the "Senior Indenture"), (iii) the form of Subordinated Indenture to be executed by the Issuers and First Fidelity Bank, National Association, as trustee, pursuant to which the Debt Securities may be issued (the "Subordinated Indenture") and (iv) the originals, or copies certified or otherwise identified, of corporate records of the Issuers, certificates of public officials and of representatives of the Issuers, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.

                 In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) a prospectus supplement relating to the Registration Statement (the "Prospectus Supplement") will have been prepared and filed with the Securities and Exchange Commission describing the Debt Securities offered thereby, (iii) all Debt Securities will be

                                     -2-                        October 28, 1994




issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement, (iv) a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered will have been duly authorized and validly executed and delivered by the Issuers and the other parties thereto and (v) any Common Stock issuable upon conversion or redemption of any of the Debt Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion or redemption.

                 Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

         2. MOC is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

         3. With respect to the shares of the Common Stock to be issued upon conversion or redemption of Debt Securities, when (i) the board of directors of the Company or, to the extent permitted by Section 141(c) of the General Corporation Law of the State of Delaware, a duly constituted and acting committee thereof (such board of directors or committee being hereinafter referenced as the "Company Board"), has taken all necessary corporate action to approve the issuance of such shares and related matters and (ii) certificates representing such shares have been duly executed, countersigned, registered and delivered upon such conversion or redemption of Debt Securities, in accordance with the terms of such Debt Securities or the instrument governing such Debt Securities providing for such conversion or redemption as approved by the Company Board, for the consideration approved by the Company Board (not less than the par value of such shares), such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

         4. With respect to Debt Securities to be issued under the Senior Indenture, when (i) the Senior Indenture has been duly authorized, validly executed and delivered by the Company and the trustee thereunder, (ii) the Senior Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) each of the Company Board and the board of directors of MOC or, to the extent permitted by Section 141(c) of the General Corporation Law of the State of Delaware, a duly constituted and acting committee thereof (such board of directors or committee being hereinafter referenced as the "MOC Board") has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters, (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture and the applicable definitive purchase, underwriting or similar agreement approved by each of the Company Board and the MOC Board and (v) payment of the consideration for such Debt Securities provided for in such agreement has been made, such Debt Securities will be legally issued and will constitute binding obligations of the Issuers.

                                     -3-                        October 28, 1994




         5. With respect to Debt Securities to be issued under the Subordinated Indenture, when (i) the Subordinated Indenture has been duly authorized, validly executed and delivered by the Company and the trustee thereunder, (ii) the Subordinated Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) each of the Company Board and the MOC Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters, (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Subordinated Indenture and the applicable definitive purchase, underwriting or similar agreement approved by each of the Company Board and the MOC Board and
(v) payment of the consideration for such Debt Securities provided for in such agreement has been made, such Debt Securities will be legally issued and will constitute binding obligations of the Issuers.

                 We hereby consent to the filing of this opinion of counsel as
Exhibit 5 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Opinions" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,


                                        /s/ BAKER & BOTTS, L.L.P.